EXHIBIT 5

March 28, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-1004

Re:       Houston Wire & Cable Company – Registration of Common Stock on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Houston Wire & Cable Company, a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of 1,300,000 shares of the Company’s common stock, $0.001 par value per share (the “Stock”), issuable pursuant to the Houston Wire & Cable Company 2017 Stock Plan (the “Stock Plan”) and the Houston Wire & Cable Company Nonemployee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”).

In that connection, we have examined such documents and have made such factual and legal investigations as we have deemed necessary or appropriate for the purpose of this opinion. Based upon the foregoing, it is our opinion that, subject to approval of the Stock Plan by the stockholder of the Company, those shares of Stock covered by the Registration Statement that are issued in accordance with the terms of the Stock Plan and the Deferred Compensation Plan, as applicable, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Delaware General Corporation Law, and we express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours, SCHIFF HARDIN LLP By: /s/ Robert J. Minkus Robert J. Minkus